EXHIBIT 99.2




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Q2 2018

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for second quarter 2018.

Before addressing our financials, I'd like to speak about our product lines and what we think might occur over the next several quarters.

Insurance compensation from the fire has been received in full. There will be no further payments, but the accounting and tax effects of the payments will continue to distort and complicate our financials for several more quarters. The property where the fire took place has been listed and will be sold when a reasonable offer is received.

Our NanoChem division, NCS, represents nearly all of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is by slowing crystal growth between fertilizer ions and other ions in the soil resulting in fertilizer remaining available longer for the plants to use. The attraction between the TPA and the fertilizer ions also retains the nutrients closer to the plant roots. Keeping fertilizer more easily available for crops to use, results in better yield with the same level of fertilization.

TPA in agriculture has a strong economic value for all links in the sales to end user chain. There are good profits from manufacturer through the distribution system to the grower, yet the grower still earns a great profit from the extra crops produced using the same land but no extra fertilizer. A recent trial on alfalfa had the interesting result of producing 130 extra pounds of milk per acre. The alfalfa did not produce milk; it was fed to cows but the extra protein and weight of alfalfa per acre converts to milk using ratio standard in the dairy industry. The TPA required to achieve the extra milk cost the dairy farmer $5.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and normally grow steadily but slowly. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of

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oil as it exits the rock  formation.  Scale  must be  prevented  to keep the oil recovery pipes from clogging.

SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is a critical fertilizer but it is subject to loss through bacterial breakdown, evaporation and soil runoff. Both our nitrogen products are becoming well respected and sales continue to grow. They utilize much more environmentally friendly solvents than some of the competing products.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward nitrogen loss through leaching and evaporation. Each of our nitrogen products are equal to, or better than, the competing products and we have very compelling pricing.

Watersavr(TM): We are continuing our efforts in the USA, Turkey, Africa, Chile, Brazil, parts of East-Asia and Australia.

We like to illustrate the potential of WaterSavr(TM): using it on the Salton Sea for 6 months a year would save 320,000 acre feet of water per year. This is more than 100 billion gallons. It's not just the water; WaterSavr(TM) can have huge effects on city water budgets. Delivered water costs now exceed $1000 per acre foot in many California cities while the total cost of saving an acre foot using WaterSavr(TM) is less than $200. WaterSavr(TM) can reduce annual losses from reservoirs by up to 2 feet per treated acre. A municipality, such as San Diego, that pays $1200 - $2400 per acre foot for water and does not use WaterSavr(TM) is wasting significant tax revenue regardless of the drought conditions in any particular year.

Q3 and the rest of 2018

TPA, SUN 27(TM) and N Savr 30(TM) for agricultural use have peak uptake in Q1 and were strong as reported. Q2 was good but not exceptional. Q3 will be weaker because the crops will have received most of their 2018 nutrition then in Q4 agriculture should strengthen to service early buy and winter crop programs.

Oil, gas and Industrial sales of TPA were not as strong in Q2 2018 as they were in the same period of 2017. We are working to change this and expect to see improvement by 4th quarter of this year.

WaterSavr(TM) sales have been slow so far in 2018. We get a constant stream of inquiries about Watersavr(TM) and continue to believe that the product line is worth supporting.

We hope that full year 2018 revenue will increase compared to 2017, even with the need to replace the shortfall from the first 6 months of the year. We also expect that profits and operating cash flow will increase provided that the cost of raw materials do not increase more quickly than we can move our pricing upward. The accounting effects of the fire will distort the numbers unpredictably until Q2 2019 and our regular warning applies - that we can't control customer behavior, shipping dates, weather, crop pricing, oil platform maintenance and the other variables of our business, so quarterly results will be unlikely to form a straight line on a graph.

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Tariffs:  International  trade  issues in the form of new or  increased  tariffs could affect our business in the future. We have been planning to counteract negative conditions as we identify them and hope that our planning will result in little net cost to our Company. In addition to continuous research on what may occur, we have purchased additional raw materials for near-term delivery. Extra inventory will give us time to cope with new conditions if they happen.

Highlights of the financial results:

Sales for the quarter decreased 12% to $4.14 million, compared with $4.72 million for Q2 2017. The result is a gain of $2.14 million or $0.18 per share in the 2018 period, compared to a gain of $274 thousand or $0.02 per share, in 2017. If the fire insurance repayment of Q2 2018 and the property cleanup costs from Q2 2017 are backed out, the earnings per share are roughly 4 cents in 2018 and roughly 5 cents in 2017. We are working diligently to recover the year over year revenue drop and resume growth as well as increasing our pricing to customers so that the selling prices reflect the higher raw material costs which reflect increased oil prices. This will proceed over the remainder of 2018.

Working capital is excellent, including substantial cash on hand as well as a line of credit with Harris Bank of Chicago. We are confident that we can execute our plans with our existing capital.

The insurance recovery and site remediation costs from the Taber fire had a large effect on our results in 2017 and this will continue through 2018 and into 2019. The final cash recovery in April 2018, any tax adjustments and the amounts received already will affect our GAAP financials until at least Q2 2019 - the period allowed by Canadian tax law before a final tax occurs on any profits from an insured event. It is highly probable that the deferred tax asset shown on our balance sheet will offset any tax owing on the insurance recovery.

The text of this speech will be  available  on our website by  Thursday,  August
16th  and  email  or  fax  copies  can  be   requested   from  Jason   Bloom  at
Jason@flexiblesolutions.com.


Thank you, the floor is open for questions.